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Exhibit 99

Date:     December 23, 2003
Contact:  Tracy Krumme, Director of Investor Relations           (203) 425-9830
          Ralph E. Bailey, Chairman and Chief Executive Officer  (203) 348-8700

                FUEL-TECH N.V. ANNOUNCES STOCK REPURCHASE PROGRAM

         STAMFORD, Conn., December 23, 2003 - Fuel-Tech N.V., (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems for utility and industrial customers, today announced that its Board of Directors has authorized the use of $1 million to repurchase the Company's common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at prices that the Company deems appropriate.

         Ralph E. Bailey, Chairman and Chief Executive Officer, commented, "We believe that the current valuation of Fuel Tech stock makes share repurchases a solid investment. This announcement demonstrates the Board's confidence in the Company's strategy, growth opportunities and financial strength. Fuel Tech's strong financial condition and cash flow will allow us to simultaneously take advantage of the opportunity to purchase our stock at attractive prices while continuing our investment in the Company's future growth."

About Fuel-Tech N.V.

         Fuel-Tech N.V. is a leading technology company providing proprietary advanced engineering solutions for the optimization of combustion systems for utility and industrial customers. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post-combustion NOx control systems, which are installed on over 300 units worldwide.

         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) and ACUITIV(TM) businesses. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion units while the Company's ACUITIV business includes high-end visualization software that was developed as part of Fuel Tech's sophisticated Computational Fluid Dynamics (CFD) modeling techniques utilized to predict the behavior of industrial processes. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a variety of fuels. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel-Tech N.V. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.